Exhibit 99.1

Contact:

Brad Belhouse – Investors

Gary Thompson – Media

Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
(702) 407-6367	(702) 407-6529

Release #HET 10-0476

Philip Satre To Retire As Harrah’s Chairman;

Gary Loveman To Assume Chairman’s Post January 1

LAS VEGAS, October 20, 2004 – Philip Satre will retire as chairman of Harrah’s Entertainment, Inc. (NYSE: HET), effective January 1, 2005, the company announced today. Gary Loveman will succeed Satre as chairman, while retaining his positions as president and chief executive officer.

Satre’s retirement is a planned transition, with the change coinciding with the expiration of his two-year contract as chairman of the board.

“Gary’s promotion to chairman completes a transition that began two years ago with his promotion to CEO,” Satre said. “Harrah’s has flourished under his leadership, and the company now stands on the verge of an exciting new chapter as the Caesars Entertainment, Inc. acquisition moves toward completion. There is no better time for me to hand the chairman’s post to a new person, and there is no leader more capable and qualified to assume this role than Gary Loveman.”

“Phil Satre built on company founder Bill Harrah’s legacy to make Harrah’s the most powerful brand in gaming,” Loveman said. “Under Phil’s direction, Harrah’s has grown from four casinos to 28 and become the most geographically diverse and profitable company in the gaming industry. Phil’s vision led to the creation of Harrah’s industry-leading player-loyalty and customer relationship marketing capabilities. He led this company through successful acquisitions while maintaining the strongest balance sheet in the industry and building Harrah’s into a Fortune 500 company. And he established Harrah’s reputation for corporate responsibility, particularly in the arena of responsible gaming.

“Phil has created a strong foundation for our company that prepares us well for an exciting new era of growth,” Loveman said. “As Chairman and CEO, I will strive to continue his tradition of leadership and service to our players, employees, investors and partners in our communities.  I know he will remain a friend and advisor to Harrah’s in the years to come.”

Satre joined Harrah’s in 1980 as vice president, general counsel and secretary. He was named president and CEO of Harrah’s Gaming Group in 1984, and joined the company’s board of directors in 1988. He was named CEO of Harrah’s Entertainment in 1994, and elected chairman in 1997.

Over his 25-year career, Satre was recognized on numerous occasions as one of the gaming industry’s top executives, culminating with his induction in the American Gaming Association’s Gaming Hall of Fame in 2003. He was named one of the nation’s top CEOs in 2002 by Chief Executive magazine, “Gaming Executive of the Year” by Casino Journal magazine, and best chief executive in the hotel and casino industries by The Wall Street Transcript. He was the first recipient of the Robert L. Custer Award from the National Council on Problem Gambling for his leadership role in addressing problem gambling. He served as chairman of the American Gaming Association and as a founding board member of the National Center for Responsible Gaming.

Loveman joined Harrah’s as chief operating officer in 1998, and was named the company’s president shortly thereafter. During his tenure as COO, Loveman spearheaded the creation of the Total Rewards program, the first nationwide, multi-property customer loyalty program in the gaming industry. He was promoted to chief executive officer on January 1, 2003.

In early 2004, Loveman was recognized by Institutional Investor magazine as “Best CEO” in the gaming and lodging industries, based on the votes of industry analysts and investment portfolio managers.

Various subsidiaries of Harrah’s Entertainment, Inc. own or manage 28 casinos in the United States, primarily under the Harrah’s brand name. Founded 66 years ago, Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Additional information about Harrah’s Entertainment is available at www.harrahs.com.

###